Exhibit 99.1

Ares Capital Corporation Appoints Jana Markowicz as Chief Operating Officer

NEW YORK—January 19, 2023—Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced today that Jana Markowicz was appointed as its Chief Operating Officer (COO). In this newly created role, Ms. Markowicz will also serve as COO of Ares Management’s (“Ares”) U.S. Direct Lending strategy where she will collaborate with the U.S. Direct Lending Co-Heads and Investment Committee members in the management of the team and strategy.

Ms. Markowicz joined Ares in 2005 as a member of the U.S. Direct Lending investment team, supporting in the negotiation and origination of private credit transactions. She has been instrumental in the growth of Ares’ U.S. Direct Lending strategy, serving as Partner, Head of Product Management and Investor Relations for this strategy and will continue to lead in this capacity as part of her new role. Prior to joining Ares 18 years ago, Ms. Markowicz started her career in Leveraged Finance at Citigroup, formerly Salomon Smith Barney, where she focused on financings for companies across a broad range of industries. She holds a B.S. from the University of Pennsylvania in Engineering, with a concentration in Economic and Financial Systems.

“Jana is a proven leader on our U.S. Direct Lending team with extensive knowledge of our origination, underwriting and portfolio management process,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “In her new role as COO, we believe Jana’s experience and strategic insights will help us further strengthen our market leading position and enable us to continue generating attractive long-term value for our shareholders.”

About Ares Capital Corporation

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest publicly traded BDC by market capitalization as of December 31, 2022. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein.

Investors

Carl G. Drake or John Stilmar

(888) 818-5298

irarcc@aresmgmt.com

Media

Brittany Cash, +1-212-301-0347

Jacob Silber, +1 212-301-0376

media@aresmgmt.com